CONSENT OF ANOUSH EBRAHIMI

I am the Qualified Person for the Mineral Reserves section of the Annual Information Form (“AIF”) of Nevsun Resources Ltd. dated March 15, 2016.

I have read National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101” or the “Standards”) and understand these Standards as they pertain to the work for which I am responsible as disclosed in the AIF.

I am a principal consultant with SRK Consulting (Canada) Inc. located at 22nd Floor, 1066 West Hastings Street, Vancouver, BC, V6E 3X2, Canada. I am a mining engineer with 25 years of experience in mining operation as well as mine planning and design. This includes numerous base metal projects in recent years. I received a Ph.D. in mining engineering from the University of British Columbia, Canada. I am an active member of the Association of Professional Engineers and Geoscientists of British Columbia (APEGBC).

I am a Qualified Person as defined in NI 43-101, having 25 years of experience which is relevant to the activity for which I am accepting responsibility.

In connection with the Nevsun Resources Inc. registration statement on Form F-3, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein, to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), the undersigned hereby consents to references to my name and to my involvement in the preparation of the AIF dated Feb 25 2015 and Feb 29 2016 and to the inclusion and incorporation by reference of the AIF and information in my supporting documentation relating to Mineral Reserves disclosed in the Registration Statement.

Dated this 19 day of September, 2016

“Anoush Ebrahimi”

        /s/ Anoush Ebrahimi
Signature of Qualified Person

Anoush Ebrahimi
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